As filed with the Securities and Exchange Commission on June 9, 2023

Registration No. 333-239320

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239320

UNDER THE SECURITIES ACT OF 1933

ABBVIE INC.

(Exact name of registrant as specified in its charter)

Delaware	32-0375147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 North Waukegan Road North Chicago, Illinois	60064-6400 (Zip Code)
(Address of Principal Executive Offices)

ALLERGAN, INC. RETIREMENT 401(k) PLAN
(Full Title of the plan)

Perry C. Siatis

Executive Vice President, General Counsel and Secretary

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064-6400

(847) 932-7900
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Zoey Hitzert
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-239320) filed by AbbVie Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on June 19, 2020, registering 210,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), issuable under the Registrant’s Allergan, Inc. 401(k) Retirement Plan (the “Plan”) (the “Registration Statement”).

As of June 1, 2023, the Registrant terminated the Registrant’s stock fund under the Plan and all Shares held in such fund under the Plan were liquidated. Accordingly, the Registrant is no longer issuing Shares under the Plan and no further investments in the Registrant’s Shares may be made under the Plan.

In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement and removes from registration any and all of the securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, AbbVie Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chicago, State of Illinois, on June 9, 2023.

ABBVIE INC.

By:	/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.